Exhibit 5.1

March 31, 2022

XpresSpa Group, Inc.
254 West 31st Street, 11th Floor
New York, New York 10001

Re:	XpresSpa Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to XpresSpa Group, Inc., a Delaware corporation (the “Company”), in connection with its registration under the Securities Act of 1933, as amended (the “Securities Act”), by means of a registration statement on Form S-8 (the “Registration Statement”), of an aggregate of 1,000,000 shares (the “Inducement Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the vesting and exercise of an inducement stock option award to purchase 1,000,000 shares of Common Stock granted by the Company to Ezra Ernst on January 14, 2022, as inducement to accept employment with the Company as its Executive Vice President and the Chief Executive Officer of XpresTest, Inc., the Company’s subsidiary (the “Inducement Award”).

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	the Stock Option Agreement between XpresSpa Group, Inc. and Ezra Ernst dated January 14, 2022 (the “Option Agreement”), governing the terms of the Inducement Award;

(3)	the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”); and

(4)	the Amended and Restated Bylaws of the Company, as amended.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

XpresSpa Group, Inc. March 31, 2022 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Inducement Option Shares (i) have been duly authorized for issuance, and (ii) when issued, delivered and paid for in accordance with the Option Agreement, and assuming that upon issuance thereof, such Inducement Option Shares together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed the number of shares authorized for issuance pursuant to the Charter at such time, will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is being delivered by us in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Bryan Cave Leighton Paisner LLP